Exhibit 99.1

Company Contact: Peggy Tharp Director of Investor Relations (770) 657-6246

Superior Essex Inc. Reports First Quarter 2006 Results

Strong Revenue and Earnings Growth in the Quarter

ATLANTA, GA, May 3, 2006 — Superior Essex Inc. (NASDAQ: SPSX), one of the largest wire and cable manufacturers in the world, today reported its first quarter 2006 results. For the quarter, Superior Essex reported revenues of $652 million and earnings of $0.76 per diluted share. These results compare to revenues of $403 million and earnings per diluted share of $0.59 in the first quarter of 2005. Adjusted earnings per diluted share before special items totaled $0.54, a 59% increase over adjusted earnings per diluted share of $0.34 that was reported in the first quarter of 2005.

Copper-adjusted Core Business revenues increased 38% in the first quarter of 2006 vs. the prior year quarter. Excluding the impact of the recently acquired European Magnet Wire operations, Core Business copper-adjusted revenues expanded 8%. This growth included organic gains in both the North American Magnet Wire and Communications Cable segments. Adjusted EBITDA also increased 40% to $32 million in the first quarter of 2006.

“Superior Essex once again posted significant revenue gains in the first quarter of 2006” said Stephen M. Carter, chief executive officer of Superior Essex. “Revenue growth in the first quarter benefited from our October 2005 Essex Nexans acquisition, as well as from continued revenue expansion in both of our North American Core Business segments. Year over year, we also generated a 40% increase in adjusted EBITDA and a 59% increase in adjusted earnings, thanks to profit accretion from our European joint venture and strengthening profitability in our Communications business.”

Consolidated First Quarter 2006 Financial Results

The following are highlights of operating results for the three months ended March 31 (dollars in millions, except earnings per share):

	3 months ended 3/31
	2006	2005
Total revenues	$652	$403
Core Business revenues*(1)	$559	$337
Adjusted EBITDA*	$32.0	$22.9
Net income	$13.1	$10.0
Earnings per diluted share	$0.76	$0.59
Adjusted earnings per share*	$0.54	$0.34

(1) Core Business revenues exclude the Company’s copper rod segment

* Represents a non-GAAP financial measure; please see Financial Measures and Key Operating Metrics for a detailed explanation of these terms

First Quarter 2006 Financial Highlights

•                  First quarter Core Business copper-adjusted revenue growth of 38%

•                  30% impact from Essex Nexans European Magnet Wire joint venture operations

•                  8% organic growth in North American operations

•                  Adjusted EBITDA increase of 40%, including significant year-over-year gains in Communications and positive contribution from Essex Nexans

•                  Adjusted earnings per share increase of 59%, including $0.08 per share benefit from Essex Nexans European operations as compared to prior year losses

Business Segment Operating Results

The following are financial highlights by business segment for the three months ended March 31 (dollars in millions):

Communications Cable

	3 months ended 3/31
	2006	2005
Revenues	$187	$152
Revenue growth (copper-adjusted)	7%
Adjusted EBITDA	$21.5	$14.9

The Communications segment reported first quarter 2006 copper-adjusted revenue gains of 7% as compared to the prior year first quarter. Fiber and premises sales expanded 9% and OSP copper sales increased 6%, both on a year-over-year, copper-adjusted basis.

Adjusted EBITDA in the Communications segment for the first quarter of 2006 was $21.5 million, an increase of 44% over the first quarter of 2005. These results include the benefit of continued cost reduction activities, productivity gains and improved cost recovery, including copper. Results also reflect overall price strengthening in certain segments of the distribution channel.

North American Magnet Wire and Distribution

	3 months ended 3/31
	2006	2005
Revenues	$234	$176
Revenue growth (copper-adjusted)	10%
Adjusted EBITDA	$11.8	$12.5

The North American Magnet Wire segment reported a copper-adjusted sales increase of 10% for the first quarter of 2006, as revenues in this segment continued to benefit from market share gains achieved in 2005. In addition, sales were favorably impacted by strong demand in the industrial motor and transformer sectors, particularly with major original equipment manufacturers (OEMs).

Adjusted EBITDA for the first quarter of 2006 was $11.8 million, a 5% decline as compared to the prior year first quarter. Profitability in 2006 continued to be negatively impacted by higher energy and raw material input costs, which were only partially offset by increased prices and cost reductions. Results in the quarter were also impacted by start-up expenses related to the Company’s expansion into China, as well as by an increase in employee benefits costs and ERP implementation expenses.

European Magnet Wire (Essex Nexans)

	3 months ended 3/31
	2006	2005
Revenues	$139	$9
Adjusted EBITDA	$3.2	$(0.4)

Revenues for Essex Nexans totaled $139 million for the first quarter of 2006, the first full quarter including Essex Nexans’ financial results. Superior Essex owns a 60% controlling interest in Essex Nexans, a joint venture which was formed in October 2005. At that time, Essex Nexans acquired Nexans’ European magnet wire business and combined Superior Essex’s U.K. magnet wire operations into the joint venture.

Essex Nexans’ adjusted EBITDA was $3.2 million for the first quarter of 2006 vs. a first quarter 2005 EBITDA loss of $0.4 million in Superior Essex’s U.K. magnet wire operations.

Copper Rod

The Copper Rod segment reported revenues of $93 million in the first quarter of 2006 compared to $67 million in the first quarter of 2005. On a copper-adjusted basis, revenues in this segment declined 7% as compared to the prior year first quarter. Revenues in this segment reflect external sales of processed copper rod, allowing for fixed cost recovery at margins that are generally break-even. Copper rod volumes fluctuate from period to period, due to changes in internal consumption needs and external market conditions.

Debt, Capital Structure and Liquidity

The Company reported total debt at March 31, 2006, of $362 million, including $30 million in non-recourse debt of Essex Nexans. For the first quarter of 2006, total debt increased $48 million, as compared to December 31, 2005. Seasonal working capital increases accounted for a majority of the first quarter debt increase, however, the impact of higher copper costs also contributed to the increase in working capital and debt levels.

As of March 31, 2006, availability under the Company’s principal revolving line of credit was $106 million. On April 14, 2006, the Company expanded its credit facility from $175 million to $225 million to keep pace with the impact of rising copper costs and to increase its available liquidity.

Stephen Carter’s CEO Comments

“Once again, Superior Essex delivered double-digit sales and earnings growth to our shareholders. Our revenue growth was strong both organically and via acquisition. We were able to benefit from our Essex Nexans acquisition, while simultaneously generating internal revenue gains in our North American Core Businesses.”

“In our Essex Nexans European operations, we enjoyed the benefit of $0.08 per share in earnings accretion on a year-over-year basis, as we recorded a net profit at Essex Nexans in the first quarter of 2006 vs. a loss from our U.K. operations in the first quarter of 2005. While market conditions in Europe appear to be stabilizing, we are still experiencing lower margins in Europe than in our North American Magnet Wire operations. Our focus is on improving pricing while continuing to extract synergies from the joint venture, and we are targeting these efforts to yield margin improvement over time.”

“During the quarter, our North American Magnet Wire operations delivered revenue growth amidst solid end-market demand. Despite generally flat revenues in our higher margin distribution channels, we continued to make revenue gains with larger OEMs, and we find those gains to be a key part of our long-term business strategy. However, we will maintain our focus on improving profitability in this segment, as we were unable to fully recover cost increases during the first quarter.”

“In our Communications Cable business, we experienced another outstanding quarter. Our major telecommunications customers continue to invest in maintaining and upgrading their networks, to enhance broadband delivery capabilities. This has resulted in favorable demand for both our backbone fiber and our distribution copper cable products. We also continued to see some positive impact from on-going hurricane restoration activities in the first quarter.”

“From a debt and capital structure perspective, we did experience the normal and expected seasonal increase in working capital and debt in the first quarter. This increase was accentuated by the continued rise in copper prices. However, we have been responsive to these changing conditions, and in April 2006 we completed an expansion of our principal revolving credit facility to $225 million. As a result, our capital structure remains strong and highly liquid, allowing us the flexibility to handle the impact of rising and volatile copper costs while maintaining the necessary financial flexibility to pursue our strategic initiatives.”

Outlook

From a revenue perspective, the Company’s outlook for the second quarter of 2006 continues to be positive, with year-over-year acquisition gains expected from the European Magnet Wire business and solid demand trends continuing in the North American businesses. These expectations do not account for any potential negative economic impact on end-market demand that could result from the dramatic increases in copper and oil costs over the past two months.

While the surge in copper costs has had no meaningful impact on demand levels to date, the Company’s end markets have never experienced copper costs in excess of $3.00 per pound. Additionally, this unprecedented cost expansion will pressure the Company’s net assets employed and corresponding debt levels and ultimately impact interest expense and return on capital measures.

From a profitability perspective, the 2005 increases in energy and related costs have already dampened profitability in Magnet Wire operations. Continued spikes in these costs in 2006 will make it necessary for the Company to reevaluate cost-based price recovery escalators.

In summary, absent any negative impact on demand that could result from the most recent commodity price increases, and assuming reasonable success in recovering continued cost increases, Superior Essex remains very confident in meeting previously stated full-year growth targets for revenues and adjusted EBITDA.

Analyst Call Information

Superior Essex will host an analyst call at 10:00 a.m. (ET), May 4, 2006. During the call, the Company will discuss earnings results and will provide a general business update.

The dial-in number for domestic financial analysts is (800) 905-0392. International financial analysts should dial in to (758) 832-2422. To participate, please dial in a few minutes before the scheduled time. The media and the public are invited to listen to the call at www.superioressex.com.

A replay of the call will be available through May 12, 2006, by dialing (888) 274-8335. A webcast replay will also be archived for a limited period on the Company’s Web site at www.superioressex.com.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world. The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets. It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information on the Company can be found on its Web site at www.superioressex.com.

Forward Looking Statements and Risk Factors

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends, spending reductions by the telephone industry, the migration of magnet wire demand to China, intense competition, increases or decreases in sales due to contract losses or gains, fluctuations in the supply, availability and pricing of copper and other principal raw materials (including the working capital impact of such), natural gas and freight, production and timing of customer orders, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changes in short-term interest rates and foreign exchange rates, a significant level of indebtedness, our ability to operate within the framework of our revolving credit facility and senior notes, our ability to sustain the benefits of our acquisition of assets from Belden and Nexans in the U.S., integrate the operations of the Essex Nexans European joint venture and attain the expected benefits, our ability to identify, finance and integrate other acquisitions, our ability to successfully construct and operate a magnet wire facility in China and other risk factors detailed in Superior Essex’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005.

Financial Measures and Key Operating Metrics

General

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. These non-GAAP operating and financial measures are described below.

Copper-Adjusted Revenues

Due to the impact of differing copper costs on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant cost of copper (“copper adjusted revenues”) to aid in analyzing period-to-period revenues. These revenues are adjusted to a $2.00/lb COMEX cost. “Copper adjusted increase” in revenues is calculated after adjusting revenues in both periods to a constant copper cost of $2.00/pound.

Core Business Revenues

Core Businesses consist of the Company’s Communications Cable, its North American Magnet Wire and Distribution segments, and its European Magnet Wire operations.

EBITDA

Earnings before interest, taxes, depreciation and amortization, or “EBITDA”, is a performance metric we use and which is used by other companies. “EBITDA” as used by the Company (defined as net earnings before interest, taxes, depreciation and amortization) may not be comparable to a similarly titled measure of another company.

Adjusted EBITDA and Adjusted EPS

The Company uses the terms “Adjusted EBITDA” and “Adjusted earnings per share” (or “Adjusted EPS”). Adjusted EBITDA is defined as EBITDA excluding the impact of special items (before tax). Adjusted EPS is defined as earnings per diluted share excluding the after-tax impact of special items. Special items are detailed in the financial tables accompanying this release.

Comparisons to GAAP

Management believes that EBITDA, Adjusted EBITDA, Adjusted EPS and copper-adjusted revenues are useful adjuncts to net income and other measurements under GAAP. The Company believes these measures are useful in analyzing the underlying operating performance of the Company. Adjusted EBITDA and Adjusted EPS are also sometimes used to evaluate performance for executive compensation. We have included a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EPS to net income, the most directly comparable GAAP financial measure.

EBITDA, Adjusted EBITDA and Adjusted EPS are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income, income from continuing operations or operating income as determined in accordance with GAAP. EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income, income from continuing operations or operating income. By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the utilization of assets that produce revenue for the Company. By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

Adjusted EPS has distinct limitations as compared to GAAP information such as net income or earnings per share. By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with adjusted EPS.

Superior Essex Inc.

Condensed Consolidated Income Statements

Three Months Ended March 31

($ in millions, except share and per share data)

Unaudited

	Three Months Ended	Three Months Ended
	March 31, 2006	March 31, 2005

Net sales	$651.7	$403.3
Cost of sales	593.2	361.4
Gross profit	58.5	41.9
Selling, general and administrative	35.6	25.5
Restructuring and other charges	0.8	0.4
Gain on sale of US Seal product line	—	(10.4)
Asset impairment charge	—	2.3
Operating income	22.1	24.1
Interest expense	(8.1)	(7.1)
Gain on sale of investment	5.8	—
Other, net	0.2	0.1
Income before income taxes	20.0	17.1
Income tax expense	(7.7)	(7.1)
Minority interest in earnings of subsidiary	(0.1)	—
Extraordinary gain (net of minority interest)	0.9	—
Net income	$13.1	$10.0

Earnings per common share
Basic	$0.78	$0.60
Diluted	$0.76	$0.59

Shares used for computation (000s)
Basic	16,760	16,584
Diluted	17,200	16,889

Superior Essex Inc.

Condensed Consolidated Balance Sheets

($ in millions)

Unaudited

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$7.3	$8.2
Accounts receivable, net	339.5	259.6
Inventories, net	263.8	238.4
Other current assets	36.0	35.3
Total current assets	646.6	541.5
Property, plant and equipment (net of accumulated depreciation)	240.6	240.8
Intangible and other long-term assets, net	40.4	45.9
TOTAL ASSETS	$927.6	$828.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$15.3	$34.6
Accounts payable	174.4	143.9
Accrued expenses	93.2	92.5
Total current liabilities	282.9	271.0
Long-term debt	346.7	279.2
Other long-term liabilities	50.9	51.5
Total liabilities	680.5	601.7
Minority interest in subsidiary	21.7	20.8
Stockholders’ equity	225.4	205.7
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$927.6	$828.2

Superior Essex Inc.

Supplemental Financial Information

Three Months Ended March 31

($ in millions)

Unaudited

	Three Months Ended	Three Months Ended
	March 31, 2006	March 31, 2005
Net sales
Communications Cable	$186.6	$152.0
Magnet Wire and Distribution North America	233.5	175.7
Magnet Wire and Distribution Europe	138.6	8.8
Copper Rod	93.0	66.8
	$651.7	$403.3

Net sales, copper price adjusted (1)
Communications Cable	$187.9	$176.2
Magnet Wire and Distribution North America	228.7	208.5
Magnet Wire and Distribution Europe	130.5	10.9
Copper Rod	83.3	89.3
Net sales, copper price adjusted	$630.4	$484.9
Constant cost of copper adjustment	21.3	(81.6)
Net sales (GAAP)	$651.7	$403.3

Reconciliation of Adjusted EBITDA to net income
Net income	$13.1	$10.0
Income tax expense	7.7	7.1
Interest expense	8.1	7.1
Minority interest in subsidiary	0.1	—
Gain on sale of investment	(5.8)	—
Extraordinary gain	(0.9)	—
Other, net	(0.2)	(0.1)
Operating income	$22.1	$24.1
Depreciation/amortization	6.7	5.8
EBITDA	$28.8	$29.9
Restructuring and other charges	0.8	0.4
Non-cash equity compensation	1.3	0.6
Gain on sale of US Seal product line	—	(10.4)
Asset impairment charge	—	2.3
Special bad debt provision - customer insolvencies	1.0	—
Other, net	0.1	0.1
Adjusted EBITDA	$32.0	$22.9

Adjusted EBITDA by segment
Communications Cable	$21.5	$14.9
Magnet Wire and Distribution North America	11.8	12.5
Magnet Wire and Distribution Europe	3.2	(0.4)
Copper Rod	—	0.4
Corporate and other	(4.5)	(4.5)
Adjusted EBITDA	$32.0	$22.9

(1) Adjusted to a constant $2.00 COMEX copper cost per pound

Superior Essex Inc.

Detail of Special Items Impacting Net Income

Three Months Ended March 31

($ in millions, except per share data)

Unaudited

	Three Months Ended	Three Months Ended
	March 31, 2006	March 31, 2005
Gain on sale of US Seal product line	$—	$10.4
Gain on sale of investment in Essex Electric	5.8	—
Extraordinary gain recognized on purchase transaction (fair value of net assets exceeded purchase price)	1.5	—
Fixed asset impairment charge	—	(2.3)
Special bad debt provision - customer insolvencies	(1.0)	—
Accelerated depreciation of idled equipment	—	(0.3)
Financial restructuring costs	(0.1)	(0.1)
Facility closure costs	(0.7)	(0.4)
Subtotal	$5.5	$7.3
Tax and minority interest impact of above items	(1.7)	(3.7)
Income tax benefit related to settlements of prior period tax accruals	—	0.7
Total impact on net income	$3.8	$4.3
Total impact on diluted earnings per share	$0.22	$0.25

Reconciliation of diluted earnings per share to adjusted earnings per share
Diluted earnings per share	$0.76	$0.59
Impact of special items	$(0.22)	$(0.25)
Adjusted earnings per share	$0.54	$0.34